ROSETTA RESOURCES INC. PROVIDES OPERATIONS UPDATE, REVISED ESTIMATES;
SCHEDULES YEAR-END 2006 EARNINGS CONFERENCE CALL

HOUSTON, TEXAS, January 22, 2007 (Prime Newswire)-Rosetta Resources Inc. (NASDAQ: ROSE) ("Rosetta" or the "Company") today announced its updated production outlook for the fourth quarter of 2006 and revised estimates with respect to certain properties. Rosetta is also announcing its scheduled year-end 2006 earnings conference call.

Operations Update
Rosetta is updating its previously reported production outlook for the fourth quarter of 2006 to approximately 104 Mmcfe/d (98 Mmcfe/d after adjustment for 6 Mmcfe/d as discussed under the “Updated Estimates” heading below) with a 2006 exit rate of 106 Mmcfe/d for the year excluding production from its non-consent properties relating to the Calpine transaction. Previously, the Company set a production target (excluding estimated non-consent volumes) of 112 Mmcfe/d for the fourth quarter with a target 2006 exit rate of 126 Mmcfe/d for the year.

The resulting full year 2006 average production rate of approximately 92 Mmcfe/d is primarily the result of organic activity and represents a 26% increase over the 73 Mmcfe/d of production reported for the second half of 2005, which was the first period that Rosetta functioned as a stand-alone company. Both production rates exclude these non-consent properties.

The production shortfall from Rosetta’s previously announced fourth quarter target represents a deferral of expected new production in the Sacramento Basin, South Texas, and the DJ Basin, reduced production in the Gulf of Mexico because of transport pipeline downtime, and an adjustment for production attributed to the non-consent properties.

The anticipated new production in the Sacramento Basin was delayed because of a temporary pipeline capacity limitation in an area of the field that had a concentration of newly drilled wells and because of above-normal compressor downtime in the Rio Vista Field. In South Texas, the anticipated increase in the Company’s production rates was lower than expected because of delays in completing wells in the Perdido area. Specifically, two successful wells in the Perdido area were projected to be on production in December 2006. Both wells are now logged and cased awaiting fracture stimulation. In Colorado, weather conditions in December caused delays in the startup of DJ Basin wells drilled during 2006. In the Gulf of Mexico, the Company’s High Island 442 non-operated property was shut-in and experienced interrupted production in December 2006, which has since been restored.

Rosetta’s President and Chief Executive Officer B.A. “Bill” Berilgen said, “While we are disappointed in these delays, the fourth quarter of 2006 will be another production high-water mark for Rosetta, and in 2007 we should see the production benefits from our drilling activity in each of the areas that were affected by these delays in the fourth quarter of 2006.”

Updated Estimates
Rosetta has revised estimates relating to suspense accounts for its non-consent properties, which are properties designated as such in Rosetta’s purchase agreement with Calpine. Pending a resolution of the Calpine bankruptcy, the Company continues to suspend net revenues relating to its non-consent properties, and also continues not to include production volumes with respect to these properties in the Company’s overall production information. Assuming Calpine completes the assignments required by Rosetta’s purchase agreement with Calpine, Rosetta will make the appropriate adjustments for these suspended volumes. The Company has revised the estimate of volumes attributable to these properties resulting in a reduction of fourth quarter production volumes by approximately 6 Mmcfe/d.

Earnings Release
Rosetta will release its fourth quarter and total year 2006 results on February 21, 2007. In addition, Rosetta has scheduled a conference call to discuss 2006 results and its 2007 outlook along with a simultaneous webcast.

Conference Call
Title:
Rosetta Resources Inc. 2006 Results and 2007 Outlook Conference Call

Date:
Wednesday, February 21, 2007

Time
10:00 am ET / 9:00 am CT / 8:00 am MT / 7:00 am PT

Webcast:
http://www.shareholder.com/rose/MediaRegister.cfm?MediaID=23703, or listen to the live broadcast via http://www.rosettaresources.com.

Telephone:
Dial (800) 819-9193 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above

A replay of the conference call will be archived and available via Rosetta’s website at the address above or by dialing (719) 457-0820 or (888) 203-1112 and entering conference ID 1034812. The replay will be available 1:00 PM ET through 11:59 PM ET Monday, February 26, 2007.

About the Company
Rosetta Resources Inc. is an independent oil and gas Company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

Cautionary Statements
The statements set forth in this release regarding estimated or anticipated development and drilling plans, capital expenditures and production volumes are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, such as drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of capital resources and labor conditions. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. These risks are more fully described in Rosetta Resources Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. Rosetta Resources Inc. assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For Information, contact:
Teri Greer
Rosetta Resources
717 Texas, Suite 2800
Houston, TX 77002
Phone:  713-335-4008
Fax:  713-651-3056
Email: info@rosettaresources.com
http://www.rosettaresources.com